Fox Petroleum Announces Production from the Spears Gas Unit 2, Well #1 in Pecos County Texas

London, (BUSINESS WIRE) - January 10, 2008, - Fox Petroleum Inc. (NASD OTC BB FXPE - NEWS) (hereafter "Fox") is pleased to announce natural gas production from its Spears Gas Unit 2, Well #1 in the Gomez Field, in Pecos County Texas.

Initial test production is in the region of 2.5 million cubic feet per day, of which Fox Petroleum will take 22.5%, or over half a million cubic feet of gas per day. The revenue stream from the well should generate over $1,000,000 a year for Fox

The development of this project represents a successful start to a longer term program of drilling and workovers in this region and a realisation of Fox Petroleum’s ambition to become an Exploration and Production company with a revenue stream in its first year of operation.

Production Results

Stratco, the operating company on behalf of the group, were able to perforate a zone between 16,000 to 17,000 feet early this week. After shutting in the well for pressure build overnight, the well came back on at the increased rate of 3,600psi. Production tubing has been run and connected downhole, the kill fluids have been displaced and the well has now been opened up again for production and the commercial sale of natural gas.

Initial test production is in the region of 2.5 million cubic feet per day, of which Fox Petroleum will take 22.5%, or over half a million cubic feet of gas per day. Stratco Supervisor Tom Stratton, is currently testing flows at various choke sizes to optimize the gas flows into the sales pipeline.

“The well did not yield easily and only through the perseverance of the experienced crew under Tom, were we able to overcome the problems presented by removing a very stubborn tubing string left behind by the previous operator. This, plus the high winds and un-seasonal weather in the region, led to some delays but did not deter us from our objective, which has now been achieved. We are delighted at the results of this well and it augurs very well for the program of similar activity we have planned in West Texas for 2008.” said Fox CEO Richard Moore.

Aside from the currently producing zone, Fox still has the option to perforate several other prolific zones in the well, including sidetracking further downhole to the exciting Fusselman target.

The project began in November of 2007 and consisted of reworking of a historically producing gas well. The success of the Spears Gas Unit 2 reentry represents a move to production status for Fox and provides a revenue source which will enhance Fox’s ability to participate in additional drilling and projects.

“The revenue stream from the well should generate over $1,000,000 a year for Fox. With this encouragement, we aim to participate in other similar small projects in 2008 with an aim to increase revenues 6 fold by the end of the year. Although the well was somewhat delayed by operational problems involving the extraction of damaged tubing, we still expect to see a five-month payback of our investment. That pleases us greatly.” said Vice President, Finance, Alex Craven.

Production Processes

Reworking this type of gas well demands a technically detailed and often difficult process. Confirming the existing data by calibrating the coordinates and geographic characteristics of the hole to the initial set of data provided by the previous well owners is the first step in the reworking process; this step is followed by replacing any damaged or deteriorated infrastructure parts.

Once at the bottom of the existing, further drilling is often required in order to reach deposits that may prove more economically feasible than previously determined. Only after all depreciated production equipment downhole and on the surface is replaced and all relevant safety checks are made on the lines, can the well be put into production.

Project Significance

The reworking of the Spears Gas Unit 2, Well #1 is the first of a possible 9 Gas Wells that Fox has the opportunity to participate in and provides the prospect of addition low risk production possibilities in the short term future.

"This project is a perfect example of the fundamentals that Fox Petroleum encompasses in every aspect of its operations, with low risk and solid income opportunities this development is a very significant step forward in the company's pursuit of large scale production and revenue generation. We’re grateful for the patience and trust our investors and shareholders have shown." states Alex Craven, Vice President of Finance about the developments.

"I am delighted that we have commenced commercial production from the Spears Gas Unit 2, Well #1. This has been a great effort by all parties concerned. I would like to thank our highly professional engineering and project team as well as our contractors and of course Trius Energy and Stratco for their involvement. This first step has allowed Fox to come of age as a gas producer, and we look forward to a further expansion of gas production from this well and the future development of the Gomez Field, in Pecos County Texas.”

"Production from a first project is monumental for a junior exploration company, and this venture allows us to demonstrate to the market and the industry that we intend to maintain an aggressive drilling program to establish Fox as a key player in the industry. Nothing else shows that we mean business more then production results" explains Fox CEO Richard Moore.

About the Spears Gas 2 Unit

The Spears Gas Unit 2, Well #1 has produced over 23BCF of natural gas, which equates to $149,500,000 at current market prices. The Unit is currently estimated to contain reserves of natural gas in excess of 16.7 Billion Cubic Feet, worth roughly $108 million. According to evaluation by Trius Energy LLC, in association with Stratco Operating Co. MC, the Spears Gas Unit 2, Well #1 could potentially produce up to 3,000 MCFGPD or greater, which is supported by a data review of the Composite Borehole Compensated Sonic Log, Gamma Ray & Sidewall Neutron Porosity Log, extensive reservoir analysis and recent field data. The Spears Gas Unit neighbors a number of leading world producers of Oil and Gas including Chesapeake Energy, Chevron, and Cimarex Energy.

Numerous wells in the immediate area have been recently re-completed with great success. Most of these wells that permeated the Fusselman & Devonian zones have had initial production of 2,500 to 3,000 MCFG per day. The most significant Fusselman Well is the Cimarex Dewitt Parke #2 Well which is approximately 3 miles NW of the Spears Gas Unit, and has a cumulative production of 7.5BCF and is currently producing 700 MCFGPD. The most significant Devonian Well is the Chesapeake Gomez South Unit which is approximately 2 miles west of the Spears Gas Unit, with a cumulative production of 22 BCF, currently producing 1,040 MCFGPD.

Further Information

Shareholders and prospective investors are encouraged to visit Fox Petroleum's website: www.foxpetro.com and download Fox Petroleum's Investor Summary. Please feel free to call investor relations toll-free at 1-888-369-4744 to receive a full corporate investor's package.

About Fox Petroleum

Fox Petroleum Inc. is an Oil and Gas Exploration and Production Company headquartered in London, England, the financial capital of Europe. Fox also has an operations office in Anchorage, Alaska. Fox's current targets include mineral rights to 32,000+ acres in Alaska's North Slope estimated to represent a potential of up to 160 million barrels of oil (LAPP Resources, Inc.), and the rights to a 33.33% ownership stake in a 37,000+ acre UK North Sea license which could potentially hold up to 213 million barrels of oil (TRACS International Ltd). Fox has a 22.5% carried interest in producing onshore Texan gas well, and has also signed agreements to acquire roughly 14,000 acres on the North Slope and approximately 42,000 of land onshore in the Cook Inlet containing the Catcher's Mitt Prospect. Fox has also recently signed an FIA for 46% of the 211/17 South block containing the Bourbon Prospect, estimated by Aimwell Energy Ltd to have a mid case recoverable reserve potential of 167 mmbo. The Company's shares are publicly traded on the NASD OTC BB under the ticker symbol FXPE.

On behalf of the Board of Directors

FOX PETROLEUM INC.

Alex Craven, Vice President, Finance

NASD OTC BB: FXPE

Legal Notice Regarding Forward-Looking Statements

Legal Notice Regarding Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Forward-looking statements in this news release include that Fox's mineral rights in Alaska's North Slope is estimated to contain a potential of up to 160 million barrels of oil; that UK North Sea license which Fox owns a 33.33% ownership could potentially hold up to 213 million barrels of oil; that the 211/17 South block containing the Bourbon Prospect is estimated to have a mid case recoverable reserve potential of 167 mmbo; that the Spears Gas Unit 2 is currently estimated to contain reserves of natural gas in excess of 16.7 billion cubic feet, worth roughly $108 million; that the Spears Gas Unit 2, Well #1 could potentially produce up to 3,000 MCFGPD or greater; that Fox's take from its Spears Gas Unit 2, Well #1 will be 22.5%, or over half a million cubic feet of gas per day; that the revenue stream from the well should generate over $1,000,000 a year for Fox; that Fox will have a revenue stream in its first year of operation; that Fox aims to participate in other projects similar to Spears Gas Unit 2, Well #1 in 2008; that Fox's planned program of activity similar to Spears Gas Unit 2, Well #1 in West Texas for 2008 will proceed well; the success of the Spears Gas Unit 2 provides a revenue source which will enhance Fox's ability to participate in additional drilling and projects; that Fox aims to increase revenues 6 fold by the end of the year; that Fox expects to see a five-month payback of its investment; that possible 9 gas wells that Fox has the opportunity to participate in provide the prospect of low risk production possibilities in the short term future; that Spears Gas Well Unit 2, Well #1 has low risk and solid income opportunities; that Fox pursues large scale production and revenue generation; that Fox looks forward to a further expansion of gas production from Spears Gas Unit 2, Well #1 and the future developments of the Gomez Field in Pecos County, Texas; that Fox intends to maintain an aggressive drilling program to establish Fox as a key player in the industry.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of Fox. It is important to note that actual outcomes and Fox's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, Fox's ability to raise financing for operations, breach by parties with whom Fox has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and Fox's ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for Fox can be found in filings on Edgar of other junior oil and gas exploration companies with the US Securities and Exchange Commission.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this news release, such as “mid case recoverable reserve potential” and “reserves of natural gas” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-KSB and quarterly reports on Form 10-QSB available from us or the SEC."

Contact:
Fox Petroleum Inc. Investor Relations
Alex Craven, Vice President, Finance
1-888-FOX-4744 (1-888-369-4744)
ir@foxpetro.com
www.foxpetro.com

Source: Fox Petroleum Inc.